Exhibit 107

Calculation of Filing Fee Tables
Schedule TO-T
(Rule 14d-100)

STARTEK, INC.
(Name of Subject Company (Issuer))

MCI CAPITAL, LC
MCI, LC
(Name of Filing Person (Offeror))

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$16,800,000	0.00011020	$1851.36
Fees Previously Paid	$0		$0
Total Transaction Valuation	$16,800,000
Total Fees Due for Filing			$1851.36
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fees Due			$1851.36

*The transaction value is estimated for purposes of calculating the amount of the filing fee only. The calculation is based on multiplying (x) $4.20 (i.e., the tender offer price) and (y) 4,000,000, the maximum number of shares of common stock, $0.01 par value, of StarTek, Inc. to be acquired in the tender offer.

** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.